                                                                   EXHIBIT 99.1



             INTEL REPORTS RECORD ANNUAL AND QUARTERLY REVENUE AND EPS
   Q4 earnings excluding acquisition-related costs* $0.69 per share, up 15%
                               Q4 EPS $0.61, up 3%

SANTA CLARA, Calif., Jan.13, 2000 -- Intel Corporation announced fourth quarter revenue of $8.2 billion, a new record, up 8 percent from the fourth quarter of 1998 and up 12 percent sequentially. Revenue for 1999 was $29.4 billion, up 12 percent from 1998, and resulted in the company's thirteenth consecutive year of revenue growth. In addition, seasonally strong demand led to record unit shipments of microprocessors, chipsets, motherboards and flash memory.

*Acquisition-related costs consist of one-time write-offs of purchased in-process research and development and the ongoing amortization of goodwill and other acquisition-related intangibles. Other acquisition-related intangibles include, for example, the value of the acquired companies' developed technology, trademarks and workforce-in-place. Earnings excluding acquisition-related costs differ from earnings presented according to generally accepted accounting principles because they exclude these costs.

         For 1999, net income excluding acquisition-related costs was $8.1 billion, up 29 percent from 1998 net income of $6.3 billion. 1999 earnings excluding acquisition-related costs were $2.33 per share, an increase of 30 percent from $1.79 in 1998.

       Including acquisition-related costs in accordance with generally accepted accounting principles, net income in 1999 was $7.3 billion, up 21 percent from $6.1 billion in 1998. 1999 earnings per share were $2.11, up 22 percent from $1.73 in 1998.

       Acquisition-related costs in 1999 consisted of $392 million in one-time charges for purchased in-process research and development and $411 million of amortization of goodwill and other acquisition-related intangibles.

       For the fourth quarter, net income excluding acquisition-related costs was $2.4 billion, up 15 percent from the fourth quarter of 1998 and up 26 percent sequentially. Fourth quarter earnings excluding acquisition-related costs were $0.69 per share, an increase of 15 percent from $0.60 in the fourth quarter of 1998, and up 25 percent sequentially.

       Including acquisition-related costs in accordance with generally accepted accounting principles, fourth quarter net income was $2.1 billion, up 2 percent from fourth quarter 1998 and up 45 percent sequentially. Earnings per share were $0.61, up 3 percent from $0.59 in the fourth quarter of 1998 and up 45 percent sequentially.

     Acquisition-related costs in the fourth quarter consisted of $59 million in one-time charges for purchased in-process research and development and $241 million of amortization of goodwill and other acquisition-related intangibles.

           "We are proud of our quarterly and annual records in both revenue and earnings," said Craig R. Barrett, president and chief executive officer. "Notably, these results were achieved as we extended our position as the key building block supplier to the worldwide Internet economy. We are also pleased that our 0.18-micron manufacturing process was our fastest ramping process ever."

         "In 2000, we look forward to continued growth in our core microprocessor business, and to the mid-year production of our new Itanium-TM-processor which began sampling in the fourth quarter of last year. We are also excited about the expansion of our new Internet-related businesses," Barrett added. "This year we expect to grow revenues in our networking, communication and wireless businesses by 50 percent or more."

         During the quarter Intel acquired DSP Communications, Inc., IPivot, Inc., Parity Software Development Corporation and the Telecom Component Products Division of Stanford Telecommunications, Inc. For the year, Intel acquired 12 companies and businesses for approximately $6 billion, significantly broadening and strengthening the company's networking and communications businesses.

           During the quarter, the company paid its quarterly cash dividend of $0.03 per share. The dividend was paid on December 1, 1999, to stockholders of record on November 7, 1999. Intel has paid a regular quarterly cash dividend for over seven years.

       During the quarter, the company repurchased a total of 12.5 million shares of common stock, at a cost of $903 million, under an ongoing program. For the year, the company repurchased a total of 71.3 million shares at a total cost of $4.6 billion. Since the program began in 1990, the company has repurchased 659.9 million shares at a total cost of $18.2 billion.

                              BUSINESS OUTLOOK

THE FOLLOWING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS. THESE STATEMENTS ARE FORWARD-LOOKING, AND ACTUAL RESULTS MAY DIFFER MATERIALLY. THESE STATEMENTS DO NOT INCLUDE THE POTENTIAL IMPACT OF ANY MERGERS OR ACQUISITIONS THAT MAY BE COMPLETED AFTER DECEMBER 25, 1999.

** The company expects revenue for the first quarter of 2000 to be slightly down from fourth quarter revenue of $8.2 billion, due to seasonal factors.

** Gross margin percentage in the first quarter of 2000 is expected be approximately flat with the fourth quarter. Intel's gross margin expectation for 2000 is 61 percent, plus or minus a few points, compared to 59.7 percent for all of 1999. In the short term, Intel's gross margin percentage varies primarily with revenue levels and product mix as well as changes in unit costs.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the first quarter of 2000 are expected to be down 3 to 5 percent from fourth quarter expenses of $2.0 billion, primarily due to seasonally lower advertising expenses. Expenses are dependent in part on the level of revenue.

** R&D spending, excluding in-process R&D, is expected to be approximately $3.8 billion for 2000, up from $3.1 billion in 1999. The higher spending is driven primarily by the full year impact of acquisitions and investments in new businesses as well as increased investment in Intel architecture related businesses.

** The company expects interest and other income for the first quarter of 2000 to be approximately $500 million, depending on interest rates, cash balances, equity market levels, the realization of expected gains on the sale of equities in the company's investment portfolio, and assuming no unanticipated items.

**The tax rate for 2000 is expected to be approximately 31.7 percent, excluding the impact of acquisition-related costs from both prior and future mergers or acquisitions.

**Capital spending for 2000 is expected to be approximately $5.0 billion, up from $3.4 billion in 1999. The higher anticipated capital spending is the result primarily of expenditures related to the development of next generation 0.13-micron process technology for both 300 mm and 200 mm, in addition to increased spending on new fab construction and equipment purchases to add 0.18-micron capacity.

**Depreciation is expected to be approximately $870 million in the first quarter and $3.4 billion for the full year 2000.

**Amortization of goodwill and other acquisition-related intangibles is expected to be approximately $310 million in the first quarter and $1.2 billion for the full year 2000.

       The statements by Craig R. Barrett and the above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions and growth in the computing industry in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; insufficient, excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp, including the transition to the 0.18-micron process technology; excess or shortage of manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); impact on the company's business due to systems of third parties adversely affected by year 2000 problems; claims due to year 2000 issues allegedly related to the company's products or year 2000 remediation efforts; litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended September 25, 1999 (Part I, Item 2, Outlook section).

                                INTEL CORPORATION
                   CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                     (In millions, except per share amounts)

                                                         Three Months Ended           Twelve Months Ended
                                                      -------------------------     -------------------------
                                                       Dec. 25,      Dec. 26,        Dec. 25,      Dec. 26,
                                                         1999          1998            1999          1998
                                                      -----------   -----------     -----------   -----------
NET REVENUE                                              $ 8,212       $ 7,614         $29,389      $ 26,273
                                                      -----------   -----------     -----------   -----------
Cost of sales                                              3,176         3,160          11,836        12,088
Research and development                                     877           674           3,111         2,509
Marketing, general and administrative                      1,105           928           3,872         3,076
Amortization of goodwill and other acquisition-
   related intangibles                                       241            16             411            56
Purchased in-process research and development                 59             -             392           165
                                                      -----------   -----------     -----------   -----------
Operating costs and expenses                               5,458         4,778          19,622        17,894
                                                      -----------   -----------     -----------   -----------
OPERATING INCOME                                           2,754         2,836           9,767         8,379
Interest and other                                           508           244          $1,461           758
                                                      -----------   -----------     -----------   -----------
INCOME BEFORE TAXES                                        3,262         3,080          11,228         9,137
Income taxes                                               1,154         1,016         $ 3,914         3,069
                                                      -----------   -----------     -----------   -----------
NET INCOME                                               $ 2,108       $ 2,064         $ 7,314       $ 6,068
                                                      ===========   ===========     ===========   ===========
BASIC EARNINGS PER SHARE                                 $  0.63       $  0.62         $  2.20       $  1.82
                                                      ===========   ===========     ===========   ===========
DILUTED EARNINGS PER SHARE                               $  0.61       $  0.59         $  2.11       $  1.73
                                                      ===========   ===========     ===========   ===========
COMMON SHARES OUTSTANDING                                  3,336         3,325           3,324         3,336
COMMON SHARES ASSUMING DILUTION                            3,484         3,478           3,470         3,517

Note: Certain prior period amounts have been reclassified to conform with the current presentation.
-------------------------------------------------------------------------------


PRO FORMA INFORMATION EXCLUDING ACQUISTION-RELATED COSTS

The following pro forma supplemental information excludes the effect of amortization of goodwill and other acquisition-related intangibles as well as in-process research and development. As these acquisition-related costs are substantially all non-deductible for income tax purposes, the only change to the tax provision in arriving at the pro forma net income is a small increase for the impact of deferred taxes related to the amortization of identifiable intangibles. This pro forma information is not prepared in accordance with generally accepted accounting principles

                                                         Three Months Ended           Twelve Months Ended
                                                      -------------------------     -------------------------
                                                       Dec. 25,      Dec. 26,        Dec. 25,      Dec. 26,
                                                         1999          1998            1999          1998
                                                      -----------   -----------     -----------   -----------
Pro forma operating costs and expenses                   $ 5,158       $ 4,762         $18,819      $ 17,673
Pro forma operating income                               $ 3,054       $ 2,852         $10,570      $  8,600
Net income excluding acquisition-related costs           $ 2,397       $ 2,080         $ 8,098      $  6,289
Basic earnings per share excluding
   acquisition-related costs                             $  0.72       $  0.63         $  2.44      $   1.89
Diluted earnings per share excluding
   acquisition-related costs                             $  0.69       $  0.60         $  2.33      $   1.79


                                INTEL CORPORATION
                     CONSOLIDATED SUMMARY BALANCE SHEET DATA
                     (In millions, except per share amounts)

                                                                     Dec. 25,       Sept. 25,      Dec. 26,
                                                                       1999            1999          1998
                                                                    -----------     -----------   -----------
CURRENT ASSETS
Cash and short-term investments                                        $11,788         $11,891      $  7,626
Accounts receivable                                                      3,700           3,494         3,527
Inventories:
  Raw materials                                                            183             204           206
  Work in process                                                          755             840           795
  Finished goods                                                           540             582           581
                                                                    -----------     -----------   -----------
                                                                         1,478           1,626         1,582
                                                                    -----------     -----------   -----------
Deferred tax assets and other                                              853             905           740
                                                                    -----------     -----------   -----------
  Total current assets                                                  17,819          17,916        13,475

Property, plant and equipment, net                                      11,715          11,594        11,609
Marketable strategic equity securities                                   7,121           4,102         1,757
Other long-term investments                                                790             857         3,608
Goodwill and other acquisition-related intangibles                       4,934           3,114           111
Other assets                                                             1,470           1,355           911
                                                                    -----------     -----------   -----------
  TOTAL ASSETS                                                         $43,849         $38,938      $ 31,471
                                                                    ===========     ===========   ===========

CURRENT LIABILITIES
Short-term debt                                                        $   230         $   164      $    159
Accounts payable and accrued liabilities                                 4,565           4,459         4,081
Deferred income on shipments to distributors                               609             596           606
Income taxes payable                                                     1,695           1,170           958
                                                                    -----------     -----------   -----------
  Total current liabilities                                              7,099           6,389         5,804
LONG-TERM DEBT                                                             955             884           702
DEFERRED TAX LIABILITIES                                                 3,130           2,222         1,387
PUT WARRANTS                                                               130             261           201

STOCKHOLDERS' EQUITY
Common Stock and
  capital in excess of par value                                         7,316           7,215         4,822
Other stockholders' equity                                              25,219          21,967        18,555
                                                                    -----------     -----------   -----------
  Total stockholders' equity                                            32,535          29,182        23,377
                                                                    -----------     -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $43,849         $38,938      $ 31,471
                                                                    ===========     ===========   ===========

Note: Certain prior period amounts have been reclassified to conform with the current presentation.